C/150

FILED # C 10975-01

JUL 22 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

EXHIBIT A

Certificate of Designation of Series B Convertible Preferred Stock

Of

Advanced Orbital Services, Inc.

Pursuant to Section 78.1955 of
The Nevada Revised Statutes

I, the undersigned duly authorized officer of Advanced Orbital Services, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.1955 and Section 78.390 of the Nevada Revised Statutes, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the board of directors by the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation on March 26,2002 adopted a resolution creating 25,000 Series B (the "Series B Preferred"), which resolution reads as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the provisions of its Article of Incorporation, as amended, a series of Preferred Stock of the Corporation consisting of 25,000 shares, $100.00 par value per share, and designated as Series B, is hereby created, that the Corporation is hereby authorized to issue shares of such series, and that the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof are as set forth in this Certificate of Designation;

I. Section. Dividends

No dividends shall accrue or be paid on the Series B preferred.

II Section. Liquidation.

A. General Obligation. Upon any liquidation, dissolution or winding up of the Corporation, Each holder of Series B Preferred shall be entitled to be paid ratably (based on liquidation values) with the holders of any Parity Securities, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares of Series B Preferred (the "shares") held by such holder plus all accrued and unpaid dividends on such Shares and the holders of Series B Preferred shall not be entitled to any further payment.

B. Insufficient Assets. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporations assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series B Preferred held by each such holder.

C. Deemed Liquidation. For purposes of this Section 2, the consolidation or merger of the corporation with or into another entity or entities and the sale or other transfer by the Corporation of all or substantially all of its assets (determined on a consolidated basis) and the acquisition by another entity or

entities of all or substantially all of the Corporation's assets (determined on a consolidated basis) shall be deemed to be a liquidation, dissolution and winding up of the Corporation, and the holders of the Series B Preferred shall be entitled to receive payment of the amounts payable with respect to the Series B Preferred upon a liquidation, dissolution or winding up in cancellation of their Shares upon the consummation of any such transaction; provided, that the foregoing provision shall not apply to any merger in which (i) the Corporation is the surviving entity, (ii) the Shares of Series B Preferred are not altered or exchanged for cash, securities or other property arid (iii) the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) immediately prior to the merger continue to own the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) immediately after the merger. Notwithstanding anything to the contrary contained in this Section 2C, a merger with or into AQS Advanced Orbital Services Ltd, a Swiss corporation, shall not be considered a deemed liquidation.

III Section . Redemptions

A. Redemption Payment. For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date) those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

B. Notice of Redemption. The Corporation shall mail written notice of each redemption of any Shares of Series B Preferred to each record holder of such Series B Preferred not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

C. Determination of the Number of Each Holder's Shares to be Redeemed. The number of Shares of a Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares of Series B Preferred by a fraction, the numerator of which shall be the total number of Shares of Series B Preferred then held by such holder and the denominator of which shall be the total number of Shares of Series B Preferred then outstanding.

D. Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

E Redeemed or Otherwise Acquired Stares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be cancelled and shall not be reissued, sold or transferred.

F. Other Redemptions or Acquisitions. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Shares of Series B Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro-rats to all holders of Series B Preferred on the basis of the number of Shares of Series B Preferred owned by each such holder.

IV. Section. Voting Rights.

A. Election of Directors. In the election of directors of the Corporation, the holders of the Series B Prefer-red, voting separately as a single class to the exclusion of all other classes or series of the Corporation's capital stock and with each share of Series B Preferred entitled to elect one director, shall be entitled to elect directors to serve on the Corporation's board of directors until their successors are duly elected by the holders of the Series B Preferred or they are removed from office by the holders of the Series B Preferred.

B. Other Voting Rights. The holders of the Series B Preferred shall be entitled to notice of all stockholders' meetings in accordance with the Corporation's bylaws, and except in the election of directors and as otherwise required by law, the holders of the Series B Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Series B Preferred entitled to one vote for each whole share of Common Stock issuable upon conversion of the Series B Preferred at the time the vote is taken.

V. Section. Conversion

A. Conversion. Each Series B Preferred is convertible into 20 shares of common stock at $5.00 per share.

B. Conversion Options Series B Preferred shareholders who convert 5 shares of common or more in

any Calendar year shall earn Options as described hereto:

a. Year one of ownership the Series B Preferred shareholder has the option to purchase fifteen (15) shares of common at $3.00 per share.

(i). The option shall be exercised by the Shareholder on or before September 15th of 2002. On September 16th The Series B Preferred Shareholder releases his rights thereto and thereby assigns his option to the Corporation. The Corporation may at it's sole discretion exercise or assign said options in any manner deemed appropriate for the benefit of the Corporation within one calendar year of receipt..

b. In each of the second year and third year of ownership the Series B Preferred shareholder has the option to purchase 10 shares at the higher of:

(i). three dollars ($3.00) per share.

(ii). the average of the 15 lowest closing day prices as reported by NASDAQ during the preceding calendar year. Said options are exercisable between June 15th and September 15th of the second and third year. If the options are not exercised before September 16th, the Series B Preferred shareholder releases his rights thereto and thereby assigns his option to the Corporation. The Corporation may at it's sole discretion exercise or assign said options in any manner deemed appropriate for the benefit of the Corporation within one calendar year of receipt..

d. At the conclusion of the fourth year of ownership all remaining shares should be converted into common at $5.00 per share. In the event they are not converted the Corporation upon 30 days notice shall have the right to purchase said shares., according to the terms in Section VII.

e. In the event of a merger, acquisition, buy out or exchange all Conversion Options earned or unearned, but not exercised shall be cancelled.



C. Conversion Procedure.

Each conversion of Series B Preferred (other than in connection a conversion pursuant to Section 5B) shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred to be converted have been surrendered at the principal office of the Corporation. Each conversion of Series B Preferred in connection with a conversion pursuant to Section 5B shall be deemed to have been effected as of the close of business on the date on which such event occurred. At such time as such conversion has been effected, the rights of the holder of such Series B Preferred as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

As soon as possible after a Conversion has been effected and a certificate or certificates representing the converted Series B Preferred have been surrendered to the Corporation, the Corporation shall deliver to the converting holder:

(a) A certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b) A certificate representing any Shares of Series B Preferred that were represented by the certificate or certificates surrendered to the Corporation in connection with such conversion but which were not converted.

If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series B Preferred, the Corporation, in lieu of delivering the fractional share therefore, shall pay to the holder thereof an amount equal to the Market Price of such fractional interest as of the date of conversion.

The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

The Corporation shall not close its books against the transfer of Series B Preferred or of Common Stock issued or issuable upon conversion of Series B Preferred in any manner that interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance)

D. Conversion Price. The initial Conversion Price shall be $5.00. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price shall be subject to adjustment from time to time pursuant to Section 5F.

E. Determination of Consideration. For purposes of this Section 5, the consideration received by the Corporation for the issue or sale (or deemed issue or sale) of any shares of Common Stock shall be computed as follows:

a. Cash consideration shall be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends; and

b. Property or services shall be computed at the fair value thereof at the time of issue or sale as determined in good faith by the board of directors of the Corporation; provided, that no value shall be attributed to any services performed by any director, officer or employee of the Corporation.

F. Effect on Conversion Price on Certain Events. For purposes of determining the adjusted Conversion Price under Section 5D, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being ~~herein called~~ "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this Section, the "price per share for which common stock is issuable" shall be determined by dividing:

(a) The total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by

(b) The total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.

No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or

exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing

(a) The total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by

(b) The total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such ~~time had such~~ Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion or exchange rate, as the case may be, at the time initially granted, issued or sold; provided, that if such adjustment would result it an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Series B Preferred.

G. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

H. Reorganization, Reclassification, Consolidation or Merger. Any recapitalization reorganization, reclassification, consolidation, merger or other transaction that is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shalt make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series B Preferred then outstanding) to insure that each holder of Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change.

I. Notice

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall also give written notice to the holders of Series B Preferred at least 20 days prior to the date on which any Organic Change shall take place.

VI. Section. **Liquidation Dividends.**

A. Payment. If the Corporation declares or pays a dividend upon the Common Stock payable in securities or assets of the Corporation otherwise than Common Stock or cash (a "Liquidating Dividend"), then the Corporation shall pay to the holders of Series B Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Common Stock had such Series B Preferred been convened immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

B. Valuation of Assets. For purposes of this Section 6, any securities or assets other than Common Stock or cash distributed by the Corporation shall be valued as follows:

a. Property shall be valued at the fair value thereof determined by an independent appraiser experienced in valuing such type of property jointly selected by the Corporation and the holders of a majority of the Series B Preferred; and Securities shall be valued at the Market Price thereof.

VII. Section. **Call Feature.**

A. Call. The Corporation shall be entitled to call the Series B Preferred stock commencing on the anniversary date of the fourth year of purchase and at any time thereafter, upon 30 days written notice to the Series B Preferred shareholder. The Company may perform a partial or total call of all Series B Preferred.

a. If a partial call occurs, the transfer agent shall be notified of the amount called. The Transfer Agent will randomly select Series B Preferred Shares to be called, until the quantity being called has been filled.

b. Call Conversion Privilege. If the Series B Preferred is called, the Series B Preferred holder may exercise his conversion privilege within ten business days, thereby canceling his call through conversion of all remaining shares. The Series B Preferred shareholder will be bound to accept the call price as payment in full, if the Shares are not converted by the tenth business day.

c. Shares shall be delivered to the transfer agent for regular settlement. If the Shares fail to be delivered, the certificate will be cancelled and a check for the remaining value shall be issued within two weeks of cancellation.

B. Call Price.

a. Whole Shares: Each $100 Series B Preferred has 20 convertible shares at $5.00 per share. If the Series B holder has not converted any shares, the holder thereof shall be entitled to $110.00 for each Series B Preferred Share.

b. Partially Converted Shares. Inasmuch the Series B holder may have converted some of his Shares into Common Stock, the Call Price shall be calculated at $5.50 for each remaining unconverted Common Stock Share.

VIII. Section. <u>Purchase Rights.</u>

If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the "Purchase Rights"), then each holder of Series B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Series B Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

IX. Section. <u>Registration of Transfer.</u>

The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the ~~holder of the~~ surrendered certificate and shall be substantially identical in form to the surrendered certificate.

X. Section. <u>Replacement.</u>

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such Loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

XI Section. <u>Definitions.</u>

"<u>Common Stock</u>" means the Corporation's Common Stock, par value $0.001 per share.

"<u>Common Stock Deemed Outstanding</u>" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5F(i) and 5F(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, plus any shares of Common Stock issuable upon conversion of the Series A Preferred.

"<u>Junior Securities</u>" means any Common Stock and any of the Corporation's equity securities that are junior to the outstanding Series A Preferred Stock and the Series B Preferred with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise.

"<u>Liquidation Value</u>" of any Share as of any particular date shall be equal to $100.00.



"Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq National Market or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

"Parity Securities" means any of the Corporation's equity securities that are equal to the Series B Preferred with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise, including outstanding Series A Preferred Stock.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporations option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of the gains or losses of such partnership, association or other business entity or shall be or control the managing general partner of such partnership, association or other business entity.



XII Section. Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 13 hereof without the prior written consent of the holders of at least 67% of the Series B Preferred outstanding at the time such action is taken.

XIII Section 1. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chairman this 26th day of March, 2002.

Advanced Orbital Services, Inc.

By:
Daniel P. Sabbia, Chairman.

I, the undersigned [Secretary/Treasurer] of the Corporation, do hereby acknowledge that: (i) Anne Wiebe Bouma is the duly elected and qualified President/Director of the Corporation, (ii) Daniel P. Sabbia is the duly elected and qualified Director of the Corporation (iii) I, John Wesley Shuford is the duly elected and qualified Secretary/ Treasurer/Director of the Corporation, and (iv) the signatures above are their genuine signatures.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 9th day of May, 2002.

John W. Shuford

John W. Shuford
Secretary/Treasurer/Director

CORPORATE ACKNOWLEDGMENT

STATE OF TEXAS)
) ss.
COUNTY OF Denton)

On this 23rd day of May, 2002, before me, John W. Shuford, the undersigned officer, personally appeared John W. Shuford, known personally to me to be the Secretary/Treasurer/Director of the above named corporation, and acknowledged that he, being duly authorized to do so, acknowledged the execution of the foregoing instrument for the purposes therein contained, by signing as the Corporations Secretary/Treasurer/Director.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

Notary Public Wanda G. Freeman

My Commission Expires 10-22-04

(NOTARIAL SEAL)


WANDA G. FREEMAN
NOTARY PUBLIC
STATE OF TEXAS
COMMISSION 10-22-2004 EXPIRATION